EXHIBIT 10.2

Certain information identified by [●] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as confidential

2022-2024 Performance-Based Restricted Stock Units

Terms and Conditions

2021 Equity and Incentive Compensation Plan

1.    Grant of Performance-Based Restricted Stock Units.  Macy’s, Inc. (the “Company”) has granted to Grantee as of the grant date (“Date of Grant”) that “Target” number Performance-Based Restricted Stock Units (“Performance Units”) as shown on the Performance-Based Restricted Stock Unit Award Letter (“Award Letter”) to which these Terms and Conditions apply, subject to the terms, conditions and restrictions set forth herein and in the Macy’s, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). These Terms and Conditions and the Award Letter together constitute an Evidence of Award, as defined in the Plan.  Subject to Section 11 of the Plan, each Performance Unit represents the right to receive one share of common stock of the Company (“Common Stock”).

2.    Performance Period. The Performance Period shall commence on the Date of Grant for relative Total Shareholder Return (“TSR”) and January 30, 2022 for Digital Sales (as applicable, the “Commencement Date”) and, except as otherwise provided in these Terms and Conditions, will expire in full on February 1, 2025 (as applicable, the “Performance Period”).  For the sake of clarity, if a Change in Control occurs, the Performance Period will end on the date of a Change in Control and the Performance Units will convert to time-based restricted stock units in accordance with Section 4(c) below.

3.    Normal Vesting of Performance Units.

(a)  The actual number of Performance Units that may be earned and become nonforfeitable is based on achieving the targeted level of the Company’s relative TSR and Digital Sales goals for the Performance Period (the “Performance Goals”), weighted 60% and 40% respectively, as set forth in the following schedules.

RELATIVE TSR SCHEDULE

	Relative TSR (60%)
Performance Level*	3-year TSR vs. Peer Group**	Vesting Percentage
Outstanding	≥80th percentile	200%
Target	55th percentile	100%
Threshold	30th percentile	25%
Below Threshold	<30thpercentile	0%

*Straight-line interpolation will apply to performance and payout levels between the ones shown above.

    ** Peer group are companies in the S&P Retail Select Index as of the Date of Grant.  Companies added to the Index during the Performance Period will not be included.

(i) TSR will be calculated on a compound annualized basis over the Performance Period.

(ii)  TSR is defined as the change in the value of the Common Stock from the Date of Grant through February 1, 2025, taking into account both stock price appreciation and the reinvestment of dividends. The beginning and ending stock prices will be based on a 20-trading day average stock price.

(iii)  Dividends will be reinvested at the closing price on the “ex dividend” date. The beginning and ending prices used in the total return calculation will be adjusted for special cash dividends, stock splits and spin-offs.

(iv)  Relative TSR is the percentile rank of the Company’s TSR compared to the TSR of the peer group over the Performance Period. If any of the companies in the peer group as of the first day of the Performance Period do not remain in the peer group through the last day of the Performance Period, treatment will be as follows:

(A)	Companies that are no longer publicly traded due to acquisition shall be excluded from the relative TSR calculation.
(B)

Companies that are no longer publicly traded due to merger shall be either (i) excluded from the relative TSR calculation if it is not the surviving company following the merger or (ii) included in the calculation if it is the surviving company following the merger with another index or non-index company.

(C)	Companies that are no longer publicly traded due to bankruptcy shall be included in the relative TSR calculation by force ranking at the bottom of the Index.
(D)

Companies that distribute a portion of their business in a spin-off transaction and that remain publicly traded will be included in the relative TSR calculation, but the company that is spun off will be excluded in the relative TSR calculation.

(v)  If absolute TSR for the Performance Period is negative, the Vesting Percentage will be capped at Target.  Maximum payout on relative TSR goal will be capped at 400% of Target number of Performance Units multiplied by the closing price of the Common Stock on the Date of Grant.

DIGITAL SALES SCHEDULE

	Digital Sales (40%)
Performance Level*	Percent of Target	Vesting Percentage
Outstanding	[●]	200%
Target	[●]	100%
Threshold	[●]	25%
Below Threshold	[●]	0%

* Straight-line interpolation will apply to performance levels between the ones shown above.

(i)  “Digital Sales” is defined as all on-line sales including but is not limited to macys.com, bloomingdales.com and bluemercury.com owned and licensed sales (which is inclusive of buy on-line ship to store (BOSS) plus buy on-line pick up in store (BOPS)) macys.com and bloomingdales.com MarketPlace GMV for the fiscal year ended February 1, 2025, as reported in the Company’s internal reports and records.

COMPARABLE STORE SALES GROWTH PROVISION

This award includes an additional payout opportunity based on Store Sales Growth from January 30, 2022 to February 1, 2025, as follows:

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

Performance Level*	Incremental Vesting Percentage added to Digital Sales Metric Vesting Percentage**
[●]	0%
[●]	25%
[●]	50%
[●]	75%

*Straight-line interpolation will apply to performance levels between the ones shown above

** The maximum vesting percentage for the Digital Sales metric, including any incremental amount for the Comparable Store Sales Growth Provision, cannot exceed 200%

(i) Comparable Store Sales Growth is defined as the period-to-period percentage change in owned plus licensed sales from stores in operation throughout fiscal 2021 and throughout fiscal 2024.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or a material portion of the store, is closed for a significant period of time.

(b) For purposes of determining whether the performance goal for Digital Sales and Comparable Store Sales Growth has been met, the calculation of the Company’s actual Digital Sales and Comparable Store Sales Growth will be adjusted to exclude the following, if they were not included in the Company’s business plan:

(i)

income, revenues, gains, expenses, losses, cash inflows and cash outflows resulting from material restructuring charges (as reported in the Company’s quarterly earnings releases and filings with the Securities and Exchange Commission (SEC);

(ii)

income, revenues, gains, expenses, losses, cash inflows and cash outflows attributable to any division, business segment, material business operation, subsidiary, affiliate or material group of stores that are acquired;

(iii)

income, revenues, gains, expenses, losses, cash inflows and cash outflows from the sale or disposition of any division, business segment, material business operation, subsidiary, affiliate or material group of stores;

(iv)

income, revenues, gains, expenses, losses, cash inflows and cash outflows resulting from unusual or infrequently occurring items (as reported in the Company’s quarterly earnings releases and filings with the SEC);

(v)	store closing income and costs (as reported in the Company’s quarterly filings with the SEC);
(vi)	unplanned tax law changes which have a material impact on the Company; and
(vii)	changes in accounting principles (as determined under U.S. Generally Accepted Accounting Principles (GAAP)).

The adjustments for each one of the items listed above will only be made if the item was not included or was materially different than expected in the preparation of the Company’s plans on which the Digital Sales or Comparable Store Sales Growth performance levels (Threshold, Target, Outstanding) are based.

To the extent a disposition, financing or material contract change was not considered in the preparation of the Company’s plans on which the Digital Sales or Comparable Store Sales Growth performance levels (Threshold, Target and Outstanding) are based, including the failure to take a disposition, financing or material contract change into account at all or the fact that all or a portion of the

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

disposition, financing or material contract change occurred earlier or later than planned, or did not occur at all, adjustments shall be made to the planned Digital Sales or Comparable Store Sales Growth in order to accurately take the actual disposition, financing or material contract change into account.  For this purpose, (i) a “disposition” means a substantial divestiture of assets or a disposition of a division, segment, business operation, subsidiary, affiliate or store, (ii) a “financing” means a major financing or refinancing and (iii) a “material contract change” means the cancellation, amendment or renegotiation of a pre-existing contract that will have a material impact on the Company’s financial results.  For example, if a disposition was not considered in the preparation of the Company’s plans on which the Digital Sales performance levels (Threshold, Target, Outstanding) are based, the planned Digital Sales or Comparable Store Sales Growth shall be adjusted to exclude the planned Digital Sales attributable to the corresponding assets or division, segment, business operation, subsidiary, affiliate or store from the date of disposition until the end of the Performance Period.

(c)In all cases the Compensation Committee shall certify whether the Company has achieved the specified levels of relative TSR, Digital Sales and Comparable Store Sales Growth.  For purposes of these Terms and Conditions and the Award Letter, “Performance Vesting Date” means the later of (1) the last day of the Performance Period or (2) the date on which the Compensation Committee certifies the levels of achievement of the applicable Performance Goals.

(d)From time to time, the Company may adopt accounting standards, consistent with GAAP, which may impact the performance measures used in the Macy’s, Inc. Senior Executive Compensation Plan. If this occurs and the adoption of such standards was not included in the financial plans used to develop the performance ranges (outstanding, target, threshold and below threshold) for each measure, then actual performance results shall be adjusted to exclude the impact of the adoption of the accounting standards.

4.  Forfeiture of Performance Units.

(a)  Termination of Employment.  Except as the Board may determine on a case-by-case basis or as provided below, all unvested Performance Units shall be forfeited if Grantee ceases to be continuously employed by the Company at any time prior to the Performance Vesting Date. The continuous employment of Grantee shall not be deemed to have been interrupted by reason of the transfer of Grantee’s employment among the Company and its subsidiaries, divisions or affiliates or a leave of absence approved by the Company. In the event of a termination for Cause (as defined in Section 18), all unvested Performance Units shall be immediately forfeited.

(b)  Death, Disability, Retirement or Involuntary Termination.  Except as the Board may determine on a case-by-case basis:

(i)  If the Performance Units have not been converted pursuant to Section 4(c)(i) or (ii) below, in the event Grantee retires at least six months after the Date of Grant, on or after age 62 with at least five years of vesting service (“Retirement”), and complies with the provisions of Section 4(d) below, then on the Performance Vesting Date, a pro rata portion of the percentage of Performance Units that become vested as determined under Section 3 above will vest (i.e., prorated from the Commencement Date through the date of Retirement based on the number of completed months of service during the Performance Period divided by 36). If the Performance Units have been converted pursuant to Section 4(c)(i) or (ii) below on or before the last day of the Performance Period and Grantee is a Retirement Eligible Grantee on or before the last day of the Performance Period, 100% of the Performance Units as so converted will vest on the latter of the Change in Control and the date Grantee becomes a Retirement-Eligible Grantee;

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

(ii)  If the Performance Units have not been converted pursuant to Section 4(c)(i) or (ii) below, in the event Grantee dies or becomes Disabled during the Performance Period, on the Performance Vesting Date, a pro rata portion of the percentage of Performance Units that become vested as determined under Section 3 will vest (i.e., prorated from the Commencement Date through the date of death or Disability based on the number of completed months of service during the Performance Period divided by 36).  If the Performance Units have been converted pursuant to Section 4(c)(i) or (ii) below and Grantee dies or becomes Disabled on or before the last day of the Performance Period, 100% of the Performance Units as so converted will vest on the latter of the Change in Control and the date of death or Disability; and;

(iii)  If (A) the Performance Units have not been converted pursuant to Section 4(c)(i) or (ii) below, (B) as of the Date of Grant, Grantee is a participant in the Company’s Senior Executive Severance Plan, (C) Grantee’s employment is terminated by the Company without Cause other than as described in Section 4(c)(iii) (such termination, with respect to a Senior Executive Severance Plan participant, an “Involuntary Termination”), and (D) Grantee complies with the provisions of Section 4(d) below, then on the Performance Vesting Date, a pro rata portion of the percentage of Performance Units that become vested as determined under Section 3 above will vest (i.e., prorated from the Commencement Date through the end of the noncompetition period specified in Section 20(a) based on the number of completed months of service during the Performance Period plus such period following termination of employment divided by 36).

(c)  Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the last day of the Performance Period, Performance Units will convert to time-based restricted stock units without proration for the percentage of the Performance Period that has elapsed since the Commencement Date, as follows:

(i)  If the Change in Control occurs prior to February 4, 2024, then 100% of the Target award number of Performance Units shall convert to time-based restricted stock units (plus an additional number of shares of time-based restricted stock units representing the dividend equivalents payable on that Target award number of Performance Units from the Commencement Date to the date of the Change in Control);

(ii)  If the Change in Control occurs on or after February 4, 2024, the conversion of Performance Units to time-based restricted stock units (and the corresponding conversion of dividend equivalents payable on those Performance Units to time-based restricted stock units) will be based on:

(A)	the Company’s relative TSR as of the date of the Change in Control; and

(B)

the Company’s Digital Sales and Comparable Stores Sales Growth determined under Section 3 if performance can be reasonably assessed as of the date of the Change in Control, and if not then 100% of the Target award number of Performance Units associated with this Performance Goal (i.e., Target award number of Performance Units x 40%).

(iii) Except as set forth in Section 4(b)(i) or (ii) above, Performance Units as converted pursuant to Section 4(c)(i) or (ii) above will vest as follows:

(A)If Performance Units as converted pursuant to Section 4(c)(i) or (ii) above are not assumed or replaced by the acquiror/continuing entity on terms deemed appropriate

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

by the Compensation Committee, the Converted Units will vest on or immediately prior to the closing of the Change in Control;

(B)The Performance Units as converted pursuant to Section 4(c)(i) or (ii) above will vest on the last day of the Performance Period (the “Normal Vesting Date”), if vesting has not otherwise accelerated as provided pursuant to Section 4(b)(i) or (ii) above or 4(c)(iii)(C) below; or

(C)If, within the 24-month period following the Change in Control, Grantee is terminated by the Company or the continuing entity without Cause or if Grantee voluntarily terminates employment with Good Reason and is a participant in the Company’s Change in Control Plan (a “Qualifying Termination”), the Performance Units as converted pursuant to Section 4(c)(i) or (ii) above will vest on the date of such Qualifying Termination.

(d)  Violation of Restrictive Covenants.  All unvested Performance Units shall be forfeited immediately upon the occurrence of any of the following events. If there are no unvested Performance Units outstanding at the time a restrictive covenant is violated, the Company may pursue other legal remedies.

(i)  Following voluntary or involuntary Retirement or Involuntary Termination and prior to 12 [24 for CEO] months following Retirement or Involuntary Termination, as applicable, Grantee renders personal services to a Competing Business (as defined in Section 18) in any manner, including, without limitation, as employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise; or

(ii)  Following voluntary or involuntary Retirement or Involuntary Termination and prior to 24 months following Retirement or Involuntary Termination, Grantee directly or indirectly solicits or otherwise entices any of the Company’s employees to resign from their employment with the Company, whether individually or as a group; or

(iii)  At any time following voluntary or involuntary Retirement or Involuntary Termination, Grantee discloses or provides to any third party, or uses, modifies, copies or adapts any of the Company’s Confidential Information (defined in Section 18).

An involuntary Retirement occurs when the employment of a Grantee who satisfies the age and years of service criteria described in Section 4(b) above is terminated by the Company without Cause (as defined in Section 18) or is terminated by Grantee with Good Reason (as defined in Section 18) within the 24-month period following a Change in Control.

5.    Dividend, Voting and Other Rights.  Grantee shall have no rights of a stockholder with respect to the Performance Units prior to the date on which shares of Common Stock are issued in settlement thereof, including the right to vote any of the Performance Units. An amount representing dividends payable on shares of Common Stock with respect to the award of Performance Units on a dividend record date shall be deemed reinvested in Common Stock and credited to Grantee as restricted stock units (rounded to the nearest whole share) as of the dividend payment date.  The Performance Units are subject to adjustment to prevent dilution or enlargement of the rights of Grantee that would otherwise result from changes in the capital structure of the Company or from certain corporate transactions or events as provided in Section 11 of the Plan.  Any restricted stock units or additional Performance Units credited to Grantee pursuant to this Section 5, including by reason of any adjustments under Section 11 of

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

the Plan, will be subject to the terms and restrictions (including vesting) set forth in these Terms and Conditions.

6.    Settlement of Performance Units.  The Company shall issue or deliver to Grantee a number of whole shares of unrestricted Common Stock equal to the number of vested Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) and the related restricted stock units attributed to any dividend equivalents on those Performance Units as soon as practicable following either (i) the Performance Vesting Date or Normal Vesting Date (as applicable), or (ii) if the Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) become vested and earned or deemed vested and earned prior thereto upon an event contemplated by Section 4(b) or 4(c)(iii), the date of such event, and in the case of either clause (i) or (ii) of this Section 6, within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4), with the applicable vesting date being referred to herein as the “Vesting Date.”  Such shares of unrestricted Common Stock shall be credited as book entry shares to Grantee’s trading account.  For the sake of clarity, the settlement and payment of Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) and the related restricted stock units attributed to any dividend equivalents on those Performance Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4), and these Terms and Conditions and the Award Letter will be construed and administered in such a manner.  As a result, notwithstanding any provision in these Terms and Conditions and the Award Letter to the contrary, the settlement and payment of Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) and the related restricted stock units attributed to any dividend equivalents on those Performance Units will be made in all events no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) and the related restricted stock units attributed to any dividend equivalents on those Performance Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).  In the event Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) and any related restricted stock units attributed to any dividend equivalents on those Performance Units are not earned or do not become vested, those Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) and the related restricted stock units attributed to any dividend equivalents on those Performance Units, shall be forfeited.

7.    Clawback.  Any incentive-based compensation received by Grantee from the Company hereunder or otherwise shall be subject to recovery by the Company in the circumstances and manner provided in any Incentive-Based Compensation Recovery Policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and Grantee shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of these Terms and Conditions, the term “Incentive-Based Compensation Recovery Policy” means any policy of the type contemplated by Section 10D of the Securities Exchange Act of 1934, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company. Until the Company adopts an Incentive-Based Compensation Recovery Policy, the following clawback provision shall apply:

In the event that, within three years of the end of the Performance Period and settlement of vested Performance Units, the Company restates its financial results with respect to the Company’s performance during the Performance Period to correct a material error that the Compensation Committee determines is the result of fraud or intentional misconduct, then the Compensation

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

Committee, in its discretion, may require Grantee to repay to the Company all income, if any, derived from the Performance Units.

8.    No Employment Contract.  Nothing contained in the Award Letter or these Terms and Conditions shall confer upon Grantee any right with respect to continued employment by the Company, or limit or affect the right of the Company to terminate the employment or adjust the compensation of Grantee.

9.    Taxes and Withholding.  If the Company is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of, or other event triggering a tax obligation with respect to, any Performance Units or the issuance of any unrestricted shares of Common Stock or other securities following vesting pursuant to the Award Letter or these Terms and Conditions, it shall be a condition to such vesting, issuance or event that Grantee pay or make provisions that are satisfactory to the Company for payment of the tax. Unless Grantee makes alternative arrangements satisfactory to the Company prior to the vesting of the Performance Units or the issuance of shares of unrestricted Common Stock or other event triggering a tax obligation, Grantee will satisfy the statutory tax withholding obligations by providing for the sale of enough shares to generate proceeds that will satisfy the withholding obligation or surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to Grantee following the Vesting Date for credit against the withholding obligation at the Market Value per Share of such shares on the Vesting Date.  In accordance with Section 16 of the Plan, in no event will the fair market value of the shares of Common Stock to be withheld or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed Grantee’s estimated tax obligations based on the maximum statutory tax rates in the applicable taxing jurisdiction.

10.    Limitations on Transfer of Performance Units.  The Performance Units may not be transferred or assigned by Grantee until they vest other than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) to a fully revocable trust to which Grantee is treated as the owner for federal income tax purposes.

11.    Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that the Company shall not be obligated to issue any Performance Units or shares of unrestricted Common Stock or other securities pursuant to the Award Letter and these Terms and Conditions if the issuance thereof would result in a violation of any such law.

12.    Relation to Other Benefits.  Any economic or other benefit to Grantee under the Award Letter and these Terms and Conditions shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

13.    Amendments.  Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially impair the rights of Grantee under the Award Letter and these Terms and Conditions without Grantee’s consent.

14.    Severability.  In the event that any provisions of these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, the invalidated provision shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

15.    Relation to Plan.

(a)  General.  These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. All references in these Terms and Conditions to the Company shall include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

(b)  Compliance with Section 409A of the Code.  The Company and Grantee acknowledge that, to the extent applicable, it is intended that the performance units covered by these Terms and Conditions comply with the provisions of Section 409A of the Code, and the Performance Units (including any Performance Units as converted pursuant to Section 4(c)(i) or (ii) above) shall be administered in a manner consistent with this intent.  Any amendments made to comply with Section 409A of the Code may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee.  In any case, Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with these Terms and Conditions and the Award Letter (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Grantee harmless from any or all of such taxes or penalties.  Each payment under these Terms and Conditions and the Award Letter shall be treated as a separate payment for purposes of Section 409A of the Code.  Any reference herein to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

16.    Successors and Assigns.  The provisions of the Award Letter and these Terms and Conditions shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and permitted assigns of Grantee and the successors and assigns of the Company.

17.    Governing Law.  The Award Letter and these Terms and Conditions shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

18.    Definitions.

(a)  “Cause” shall mean that Grantee has committed prior to termination of employment any of the following acts:

(i) An intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Grantee’s duties or in the course of Grantee’s employment;

(ii)  Intentional wrongful damage to material assets of the Company;

(iii) Intentional wrongful disclosure of material confidential information of the Company;

(iv) Intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v)  Intentional breach of any stated material employment policy of the Company; or

(vi)  Intentional neglect by Grantee of Grantee’s duties and responsibilities.

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

For purposes of Section 18(a)(v), “material employment policy of the Company” includes, but is not limited to, any of the following policies:  Equal Employment Opportunity, Anti-Harassment, the policy prohibiting workplace violence, wage & hour policies, or the prohibition on the falsification of Company records.

(b)  “Competing Business” shall mean:

(i)  any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined, and the subsidiaries, affiliates and successors of each such company:

Amazon	J.C. Penney	Sears
Burlington Coat Factory	Kohl’s	Target
Dillard’s	Nordstrom	TJX
Hudson’s Bay	Ross Stores	Walmart

or

(ii)  any business or enterprise engaged in the business of retail sales that (1) had annual revenues for any of its three most recently completed fiscal years of at least $4.0 billion; and (2) both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during any of such retailer’s three most recently ended fiscal years from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for any of its three most recently completed fiscal years derived from the same category or categories of merchandise.

(c)  “Confidential Information” shall mean any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

(d)  “Disability” shall mean Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e)  “Good Reason” shall mean, without Grantee’s consent, the occurrence of any of the following events:

(i)  A material diminution in Grantee’s base compensation;

(ii)  A material diminution in Grantee’s authority, duties or responsibilities;

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

(iii) A material change in the geographic location at which Grantee must perform Grantee’s services; or

(iv) Any other action or inaction that constitutes a material breach by the Company of an agreement under which Grantee provides services.

Notwithstanding the foregoing, in order to terminate for Good Reason, (x) Grantee must provide the Company with written notice of the event(s) or condition(s) constituting Good Reason within ninety (90) days following the existence of such event(s) or condition(s), (y) the Company must be given thirty (30) days to cure such event(s) or condition(s), and (z) Grantee must actually terminate employment for Good Reason within sixty (60) days following the end of the Company’s cure period.

(f)“Retirement-Eligible Grantee” means with respect to a Performance Unit that is outstanding at least six months after the Date of Grant a Grantee who is age 62 with at least five years of vesting service.

19.    Data Privacy.  Grantee hereby explicitly accepts the grant of Performance Units and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in the Award Letter and these Terms and Conditions by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

(a)  Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, shares of Common Stock held, details of all grants of Performance Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(b)  Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative.

(c)  Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired.

(d)  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

(e)  Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative.

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

(f)  Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan.

20.    Acceptance of Award. By accepting this award, Grantee agrees as follows:

(a)  Noncompetition.  During the term of Grantee’s employment with the Company and for the 12 [24 for CEO] month period beginning on the date that Grantee’s employment with the Company ceases for any reason, Grantee shall not act in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financier, joint venturer, or otherwise), for any of the following companies, or any business into which such company is merged, consolidated, or otherwise combined:  Amazon, Burlington Coat Factory, Dillard’s, Hudson’s Bay, J.C. Penney, Kohl’s, Nordstrom, Ross Stores, Sears, Target, TJX and Walmart, and the subsidiaries, affiliates and successors of each such company, or a Restricted Business.  A “Restricted Business” means any business or enterprise engaged in the business of retail sales that had annual revenues for any of its three most recently completed fiscal years of at least $4 billion; and both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered in stores, online or through an alternate channel directly by the Company, and (ii) revenue derived by such other retailer during any of such retailer’s three most recently ended fiscal years from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s total revenues for any of its three most recently completed fiscal years derived from the same category or categories of merchandise.

(b)  Nonsolicitation. Grantee agrees that Grantee will not directly or indirectly at any time during the period of Grantee’s employment with the Company and for the 24 month period beginning on the date that Grantee’s employment with the Company ceases for any reason, solicit or otherwise entice any of the Company’s employees to resign from their employment by the Company, whether individually or as a group.  Grantee acknowledges that this covenant is necessary to enable the Company to maintain the confidentiality of its Confidential Information, to avoid inevitable disclosure of such Confidential Information, to protect the Company’s goodwill with its Customers and to protect against unfair competition and to retain its’ competitive advantage.  “Customer” means any person or entity which at the time of Grantee’s cessation of employment with the Company is, or was within two years prior to such cessation of employment, a customer of the Company.

(c)  Confidential Information.  In order to protect the Company’s Confidential Information, Grantee agrees that during the period of Grantee’s employment with the Company and thereafter, Grantee will not disclose nor provide to anyone, and will not use, modify, copy or adapt (except in the course of performing Grantee’s duties for the Company) any of the Company’s Confidential Information. Grantee specifically agrees that Grantee’s obligation not to use, modify, copy, adapt, disclose, or provide to third parties any of the Company’s Confidential Information shall survive termination of Grantee’s employment with the Company, regardless of the grounds for such termination.

(d)  Breach.  Grantee acknowledges and agrees that if Grantee should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, and that damages arising out of such a breach may be difficult to ascertain.  Grantee therefore agrees that in the event of any such breach, all vested and unvested Performance Units covered by this award shall be immediately forfeited and cancelled and, in addition to all other remedies provided at law or at equity, the Company may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent a breach by Grantee of any covenant contained in these Terms and Conditions.

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022

(e)  Enforcement.  The parties hereby agree that if the scope or enforceability of any of the covenants contained in these Terms and Conditions is in dispute, a court or other trier of fact may modify and enforce the covenant in the form necessary to provide the Company with the maximum protection afforded by applicable law.

(f)  Extension of Obligations.  If Grantee breaches any of the provisions of these Terms and Conditions, and if the Company brings legal action for injunctive relief, such relief shall have the duration specified in Section 20(a) or Section 20(b) as relevant, commencing from the date such relief is granted.

(g)  Other Restrictions or Covenants.  The covenants, restrictions and agreements contained herein are in addition to any noncompetition, nonsolicitation or confidentiality agreements Grantee has entered or may inter into with the Company pursuant to the Company’s Executive Severance Plan, Senior Executive Severance Plan, or otherwise.

(h) References to Company.  Grantee is employed by Macy’s, Inc. or one of its controlled affiliates, subsidiaries or divisions (collectively “Macy’s Affiliates”).  References in these Terms and Conditions to Company shall include references to Macy’s Affiliates.

Performance-Based RSU Terms and Conditions

SESP CMD Purview, SVP and VP March 2022